                                                                    EXHIBIT 23.3



                    CONSENT OF KEEFE , BRUYETTE & WOODS, INC.


        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Ottawa Financial Corporation as an exhibit to the Joint Proxy Statement/Prospectus relating to the proposed acquisition of Ottawa Financial Corp. by Fifth Third Bancorp and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




October 4, 2000                          /s/ Keefe, Bruyette & Woods, Inc.